SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported)

October 23, 2002

VSOURCE, INC.

(Exact name of Registrant as specified in its Charter)

Delaware	000-30326	77-0557617
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification Number)

16875 West Bernardo Drive, Suite 250, San Diego, California	92127
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (858) 618-5884

N/A

(Former name or former address, if changed since last report)

NEXT PAGE

ITEM 5.       Other Events

Convertible Preferred Stock Private Placement and Related Transactions

General

            On October 25, 2002, Vsource, Inc. (referred to as "we" or "us" in this summary) issued and sold 3,750 shares of a newly created class of preferred stock, known as Series 4-A Convertible Preferred Stock, and warrants to acquire 25,000,000 shares of common stock, in exchange for an aggregate purchase price of US$7.5 million (referred to in this summary as the "Private Placement"). Of this aggregate purchase price, US$250,000 will be held by the purchasers in escrow until the reverse stock split referenced below is complete. If we do not notify the purchasers of the completion of the reverse stock split within 120 days of the first sale of the Series 4-A Preferred Stock, they shall be entitled to retain that escrowed amount, regardless of whether the reverse stock split is effected thereafter.

            In connection with and as a precondition to the Private Placement, certain holders of our preferred securities and warrants exchanged all of their preferred securities and warrants for shares of Series 4-A Preferred Stock (referred to in this summary as the "Exchange"), and we are obligated to offer a similar exchange (the "Offer") to all of the eligible remaining holders of such preferred securities and warrants within a specified period of time after the Exchange. The purpose of the Exchange and the Offer is to reduce our outstanding debt by converting such debt into equity and simplify our share capital structure by reducing the number of holders of different classes of preferred securities and warrants.

            As a result of the initial sale of Series 4-A Preferred Stock under the Private Placement and the Exchange, and assuming that holders of other preferred securities and warrants fully participate in the Exchange, there will be 16,973 shares of Series 4-A Preferred Stock and warrants to purchase 25,000,000 shares of our common stock issued and outstanding, which if fully converted and exercised would become 364,460,000 shares of common stock. If in addition the second sale of Series 4-A Preferred Stock and warrants contemplated under the Private Placement is completed, then there will be a total of 18,223 shares of Series 4-A Preferred Stock and warrants to purchase 33,333,333 shares of our common stock issued and outstanding, which if fully converted and exercised would become 397,793,333 shares of common stock.

            All of the securities sold in the Private Placement were sold in an offshore transaction pursuant to Regulation S promulgated under the Securities Act of 1933, and all of the securities sold in the Exchange were sold either in an offshore transaction pursuant to Regulation S or in a private placement to accredited investors, as defined in Rule 501 of Regulation D promulgated under the Securities Act. Securities sold in the Offer will only be offered and sold to holders who can certify that they are non-U.S. persons purchasing in an offshore transaction pursuant to Regulation S or are accredited investors purchasing in a private placement under Regulation D. The Private Placement, the Exchange and the other transactions and undertakings related to those events are summarized below.

NEXT PAGE

            In connection with the Private Placement and Exchange, Scott T. Behan and Nathaniel C.A. Kramer resigned from our Board of Directors, and in accordance with our Bylaws, our Board appointed Bruno Seghin and Jean Salata to fill the vacancies until the next annual meeting of stockholders or until a successor has been duly elected and qualified. Biographies of Messrs. Seghin and Salata are contained in the press release dated October 25, 2002, which is attached as Exhibit 99.1 to this Form 8-K.

            The information disclosed in this Form 8-K is provided pursuant to the periodic reporting requirements of the U.S. Federal securities laws and is not intended to constitute an offer to sell or a solicitation of an offer to buy any securities.

Summary of the Private Placement

            Set forth below is a summary of the material terms of the Private Placement, which summary is qualified by reference to the full text of the underlying documents which have been filed as exhibits to this Form 8-K.

            Series 4-A Preferred Stock. In accordance with the terms of the Series 4-A Convertible Preferred Stock Purchase Agreement dated as of October 23, 2002 (referred to in this summary as the "Series 4-A Purchase Agreement"), on October 25, 2002, we issued and sold an aggregate of 3,750 shares of Series 4-A Preferred Stock and warrants to purchase an aggregate of 25,000,000 shares of common stock at an exercise price of US$0.01 per share to Capital International Asia CDPQ Inc. ("CDPQ") and Quilvest Asian Equity Ltd. ("Quilvest", and together with CDPQ, "the CDP Investor"). The aggregate consideration paid by the CDP Investor was US$7.5 million. Following the completion of this sale and the Exchange, and assuming that the warrants are exercisable, the CDP Investor will in aggregate hold approximately 22.3% of our issued and outstanding common stock, as calculated on a fully diluted basis.

            We may require the CDP Investor to purchase, in aggregate, an additional 1,250 shares of Series 4-A Preferred Stock and warrants to purchase 8,333,333 shares of common stock at an exercise price of US$0.01 per share, for an aggregate purchase price of US$2.5 million at a second closing, upon our achievement of certain objectives set forth in the Series 4-A Purchase Agreement. Following the completion of this additional sale and the Exchange, and assuming that the warrants are exercisable, the CDP Investor would in aggregate hold approximately 27.7% of our issued and outstanding common stock, as calculated on a fully diluted basis.

            In addition, at any time during the 60-day period following the initial sale of Series 4-A Preferred Stock to the CDP Investor, we may sell up to 2,500 additional shares of Series 4-A Preferred Stock (but not warrants) (the "Additional Shares") to other investors at a purchase price of US$2,000 per share, subject to the CDP Investor's consent (not to be unreasonably withheld) and right of first refusal with respect to such additional sale.

NEXT PAGE

            We are required to use the entire proceeds from the issue and sale of the Series 4-A Preferred Stock and warrants under the Series 4-A Purchase Agreement for working capital to facilitate our expansion in the outsourcing business in Asia, to strengthen our balance sheet so as to assist us in attracting new customers, and to pay reasonable expenses incurred in connection with the Private Placement, the Exchange and related transactions.

            A copy of the Series 4-A Purchase Agreement is attached as Exhibit 4.1 to this Form 8-K and is incorporated herein by reference.

            The holders of Series 4-A Preferred Stock are entitled to receive cash dividends, out of any assets legally available for that purpose, prior and in preference to any declaration or payment of any dividend on our common stock, payable if and when a dividend is declared by our Board of Directors. The foregoing preference does not apply, however, to any dividend payable in our common stock or other securities and rights convertible into or entitling the holder of those securities to receive, directly or indirectly, additional shares of our common stock. These dividends are not cumulative. No dividend may be declared and paid upon shares of our common stock in any fiscal year unless dividends equal to any dividends declared and payable to the holders of our common stock have first been paid upon or declared and set aside for payment to the holders of Series 4-A Preferred Stock, on an as converted basis, for such fiscal year.

            In the event of any liquidation, dissolution or winding up of our company, either voluntary or involuntary, the holders of Series 4-A Preferred Stock shall be entitled to receive, after distribution of all amounts due to the holders of our Series 1-A Convertible Preferred Stock, Series 2-A Convertible Preferred Stock and Series 3-A Convertible Preferred Stock but prior and in preference to any distribution of any of our assets or surplus funds to the holders of our common stock, a preference amount. The preference amount per share of Series 4-A Preferred Stock is equal to the sum of (a) the original issue price, which initially is US$2,000 (as adjusted for stock splits, stock dividends, combinations and the like), plus (b) an amount equal to all declared but unpaid dividends on such share, if any, but only to the extent of our retained earnings. A liquidation, dissolution or winding up of our company is deemed to include the acquisition of our company or a sale of all or substantially all of our assets, unless, in each case, our stockholders immediately prior to such acquisition or sale will, immediately after such acquisition or sale, hold a majority of the voting power of the surviving or acquiring entity.

            We do not have the right to call or redeem any shares of the Series 4-A Preferred Stock. However, if a Liquidity Date (as defined below) has not occurred prior to March 31, 2006, then each holder of the Series 4-A Preferred Stock shall have the right, at any time after March 31, 2006 and on or before September 30, 2006, to require us to purchase all but not less than all of the Series 4-A Preferred Stock held by such holder at a price per share (payable in cash or by promissory note) equal to the original issue price (as adjusted for stock splits, stock dividends, combinations and the like), plus an amount equal to 50% of that per share price. The Certificate of Designations for the Series 4-A Preferred Stock, which is attached to this Form 8-K as Exhibit 3.1 and is incorporated herein by reference, sets forth additional provisions if the foregoing redemption would result in an impairment of our capital under Delaware law.

NEXT PAGE

            The term "Liquidity Date" means, in summary, the earliest to occur of:

  the date on which the common stock issuable upon conversion of the Series 4-A Preferred Stock held by the CDP Investor can be distributed or resold without restriction to members of the general public pursuant to an effective registration statement in the U.S. or similar procedure in any non-U.S. jurisdiction, following, or in conjunction with, the completion of a Qualifying Offering (as defined below), the date on which the CDP Investor is able to publicly sell all of its issued or issuable common stock pursuant to an effective registration statement covering such shares or in any three month period pursuant to Rule 144 under the Securities Act of 1933, provided that a Qualifying Offering has occurred, the date of the closing of a sale of more than 50% of our common stock on a fully diluted basis for a purchase price per share at least equal to the price that would yield an internal rate of return of 30% to the CDP Investor. A sale meeting these requirements is called a Qualifying Sale (a "Qualifying Sale"), and the date of the closing of a sale of all or substantially all of our assets for consideration that results in distributions per share to the CDP Investor of proceeds from such sale equivalent to the consideration that would be received in a Qualifying Sale.

            The term "Qualifying Offering" means, in summary, a firm commitment public offering, underwritten by an internationally reputable investment bank selected by our Board of Directors, of our common stock on an internationally recognized exchange or quotation system that would permit the unrestricted, lawful distribution or resale of securities to members of the general public. The public offering price of the Qualifying Offering cannot be less than the price that would yield an internal rate of return of 30% to the CDP Investor, and the aggregate net proceeds (after deductions of underwriters' commissions and offering expenses) to us must exceed US$20,000,000. The method for calculating the internal rate of return is set forth in the Certificate of Designations for the Series 4-A Preferred Stock.

            The holder of each share of Series 4-A Preferred Stock shall have the right to one vote for each share of common stock to which such Series 4-A Preferred Stock could then be converted, and with respect to such vote, the holder has full voting rights and powers equal to the voting rights and powers of the holders of common stock. Holders of Series 4-A Preferred Stock shall be entitled to vote, together with holders of common stock, on any matter upon which the holders of common stock have the right to vote.

NEXT PAGE

            The Series 4-A Preferred Stock will be convertible, at the option of the holder at any time, into such number of shares of common stock as is determined by multiplying the number of shares of Series 4-A Preferred Stock by the original issue price (as adjusted for stock splits, stock dividends, combinations and the like) and then dividing such amount by the conversion price, which is initially US$0.10 per share. The conversion price may be adjusted from time to time as a result of stock dividends, distributions payable in common stock or other securities, stock splits, reverse stock splits, recapitalizations, reclassifications, exchanges, reorganizations, mergers, consolidations, sales of assets or similar events. Following any of those events, the conversion price and the number of shares issuable upon conversion of the Series 4-A Preferred Stock in effect immediately prior to those events will, concurrently with the effectiveness of those events, be proportionately decreased, increased or otherwise modified, as appropriate.

            In addition, immediately upon the occurrence of the Liquidity Date, each share of Series 4-A Preferred Stock will automatically and without further action on our part be converted into the number of shares of common stock calculated in accordance with the formula described in the prior paragraph.

            So long as any shares of Series 4-A Preferred Stock remain outstanding, we may not, without the vote or written consent by the holders of a majority of the outstanding shares of Series 4-A Preferred Stock, voting together as a single class:

  increase or decrease (other than to the extent that shares of Series 4-A Preferred Stock have been converted) the total number of authorized shares of Series 4-A Preferred Stock, or amend our Certificate of Incorporation to change the rights, preferences, privileges or limitations of the Series 4-A Preferred Stock, or authorize, create or issue any class of capital stock ranking senior (in terms of dividends, liquidation preference or redemption) to, or pari passu with the Series 4-A Preferred Stock.

            Subject to the terms and conditions specified in the Certificate of Designations for the Series 4-A Preferred Stock, prior to the Liquidity Date, each holder of Series 4-A Preferred Stock also has a preemptive right with respect to future sales by us of any shares of, or securities convertible into or exchangeable or exercisable for any shares of, our common stock. These preemptive rights are not applicable to specific issuances identified in the Certificate of Designations.

            Warrants. As part of the Private Placement, we issued to each of CDPQ and Quilvest warrants initially exercisable for the purchase of an aggregate of 25,000,000 shares of common stock at an initial exercise price of US$0.01 per share. The warrants are only exercisable between April 1, 2003 and March 30, 2006 but only if a Liquidity Date has not occurred by March 30, 2003. Upon the completion of the reverse stock split referenced below, the warrants will be automatically cancelled, and we will issue the holders new warrants initially exercisable for the purchase of an aggregate of 1,250,000

NEXT PAGE

shares of common stock at an initial exercise price of US$0.01 per share (the number of shares and exercise price both on a post-reverse stock split basis). The new warrants will only be exercisable between April 1, 2005 and March 30, 2006 but only if neither of the following has occurred:

  a Liquidity Date has occurred before January 31, 2005, or

  we have achieved specific consolidated net income thresholds.

            In all other respects, the originally issued warrants and the new warrants are substantively identical. The number of shares and per share purchase price under those warrants are subject to adjustment as a result of stock dividends, distributions payable in common stock or other securities, stock splits, reverse stock splits, recapitalizations, reclassifications, exchanges, reorganizations, mergers, consolidations, sales of assets or similar events. The holders of the warrants will not be entitled to any voting rights or any other rights as a stockholder of our company until they are duly exercised for shares of common stock.

            A copy of the form of warrant is attached as Exhibit 4.4 to this Form 8-K and is incorporated herein by reference.

            Indemnity. We are obligated to indemnify each purchaser under the Series 4-A Purchase Agreement against any losses or other liabilities arising out of or based upon any material breach of or inaccuracy in any representation and warranty by us in that agreement. We will not, however, have to pay any amounts until the total losses incurred by all purchasers who are party to that agreement exceed US$100,000. Further, we do not have to make indemnity payments in excess of the aggregate purchase price paid by the purchasers for the Series 4-A Preferred Stock and warrants.

Summary of Exchange with Holders of Preferred Securities and Warrants

            In connection with and as a precondition to the Private Placement, we entered into a Convertible Securities Exchange Agreement dated as of October 23, 2002 (the "Exchange Agreement") with certain holders of our preferred securities and warrants (the "Exchanging Holders"), namely Phillip Kelly, Dennis Smith, John Cantillon, BAPEF Investments XII Ltd. ("BAPEF"), Mercantile Capital Partners I, L.P. ("MCP") and Asia Internet Investment Group I, LLC ("AIIG").

            Under the Exchange Agreement, the Exchanging Holders exchanged all of the Series 2-A Preferred Stock, Series 3-A Preferred Stock, Series B Warrants and Series B-1 Warrants held by them for Series 4-A Preferred Stock on October 25, 2002. They also converted or exchanged all of their Series A Convertible Notes and Series B-1 Exchangeable Notes, which would otherwise mature on June 30, 2003, for shares of Series 3-A Preferred Stock, which were then immediately exchanged for Series 4-A Preferred Stock. The exchange ratios were as follows:

NEXT PAGE

  one share of Series 4-A Preferred Stock for each 480.01 shares of Series 2-A Preferred Stock exchanged,

  one share of Series 4-A Preferred Stock for each 11.83 shares of Series 3-A Preferred Stock exchanged (holders of notes were required to first convert those notes into Series 3-A Preferred Stock to effect the Exchange), and one share of Series 4-A Preferred Stock for each 100,000 shares of common stock which were issuable upon the exercise of each Series B Warrant and Series B-1 Warrant.

            Following the completion of the Exchange and the issuance of 3,750 shares of Series 4-A Preferred Stock and warrants to the CDP Investor pursuant to the Private Placement, and assuming that the warrants issued to the CDP Investor are exercisable, the Exchanging Holders, CDPQ and Quilvest will hold the following number of shares of Series 4-A Preferred Stock, which represent the following percentages of our issued and outstanding Series 4-A Preferred Stock and issued and outstanding common stock, as calculated on a fully diluted basis, respectively:

Exchanging Holder	Series 4-A Preferred Stock	Percentage of Series 4-A Preferred Outstanding	Percentage of Total Shares Outstanding
Phillip Kelly(1)	1,905	11.2%	8.5%
Dennis Smith(2)	383	2.3%	1.7%
John Cantillon(3)	2,053	12.1%	9.2%
BAPEF(4)	5,094	30.0%	22.7%
MCP(5)	3,387	20.0%	15.1%
AIIG(5)	401	2.4%	1.8%
CDPQ	3,000	17.7%	13.4%
Quilvest	750	4.4%	3.3%

_______________
(1)	Mr. Kelly is our Chief Executive Officer and Chairman of our Board of Directors.
(2)	Mr. Smith is our Chief Financial Officer and Vice-Chairman of our Board of Directors.
(3)	Mr. Cantillon is our Chief Operating Officer.
(4)	Jean Salata, a Director on our Board of Directors, is the managing partner of the investment adviser of the investment fund which wholly owns BAPEF.
(5)	I. Steven Edelson, a Director on our Board of Directors, is a member of the general partner of MCP and a managing member of the general partner of the managing member of the general partner of the managing member of AIIG.

            In addition, we have covenanted with the CDP Investor and the Exchanging Holders that after the completion of the Exchange, we will use our reasonable efforts to cause all of the remaining holders of our Series 1-A Preferred Stock, Series 2-A Preferred Stock, Series 3-A Preferred Stock (including holders that have not yet converted their Series A Convertible Notes and Series B-1 Exchangeable Notes into Series 3-A Preferred Stock), Series B Warrants and

NEXT PAGE

Series B-1 Warrants (the "Remaining Holders") to exchange their preferred securities and/or warrants for shares of Series 4-A Preferred Stock or, with respect to one class of preferred securities, to sell such securities to us for cash. Pursuant to this covenant, we will commence the Offer within 30 days of the completion of the Exchange to the Remaining Holders to exchange or, in some cases, to repurchase for cash, their preferred securities and warrants. The Remaining Holders will receive the same exchange ratios offered to the Exchanging Holders and, in the case of Series 1-A Preferred Stock (which the Exchanging Holders did not exchange), the Remaining Holders holding that stock will receive an exchange ratio, or alternately a per share cash price, as determined by the Board of Directors. The Remaining Holders may also, in their discretion, not participate in the Offer and keep their existing holdings of preferred securities and/or warrants. Assuming all of the Remaining Holders exchange their preferred securities and warrants for shares of Series 4-A Preferred Stock, they will receive 1,747 shares of Series 4-A Preferred Stock, which, as of the date of the completion of the initial sale under the Private Placement (including exercise of the warrants issued thereunder) and the Exchange, would represent approximately 7.2% of our issued and outstanding common stock, as calculated on a fully diluted basis.

            A copy of the Exchange Agreement is attached as Exhibit 4.5 to this Form 8-K and is incorporated herein by reference.

            Stockholders Agreement. In connection with and as a precondition to the Private Placement and Exchange, we entered into a Stockholders Agreement dated as of October 25, 2002 with Phillip Kelly, Dennis Smith, John Cantillon, CDPQ, Quilvest, BAPEF, MCP and AIIG. Other parties who purchase Series 4-A Preferred Stock under the Series 4-A Purchase Agreement will also be required to become a party to that agreement. Persons receiving shares of Series 4-A Preferred Stock in the Offer will not become parties to that agreement. In the Stockholders Agreement and in this summary, Messrs. Kelly, Smith and Cantillon are referred to as the "Founders" and the other parties to the Stockholders Agreement are referred to as the "Investors". The Founders and the Investors are collectively referred to as "Holders" in the Stockholders Agreement and in this summary.

            Restrictions on Transfer

            The Holders have agreed among themselves in the Stockholders Agreement to place certain restrictions on their ability to transfer their shares of Series 4-A Preferred Stock or common stock issuable or issued upon conversion of that stock (the "Shares"). Specifically, the Stockholders Agreement provides for a right of first refusal whereby Holders who desire to transfer their Shares to a third party must first offer those Shares to the non-transferring Holders and provides a separate right of co-sale whereby non-transferring Holders may sell their Shares to the third party.

NEXT PAGE

            The exercise of these rights is subject to limitations and conditions which are set forth in the Stockholders Agreement. In particular, the rights of first refusal and co-sale only apply to 75% of the total Shares subject to the agreement held by each Holder and their permitted transferees (including affiliates that are parties to the Stockholders Agreement) as of the date the Holder became a party to the agreement or with respect to a Holder who becomes a party to the agreement and subsequently purchases additional shares of Series 4-A Preferred Stock, as of the date of the purchase of such additional shares. That 75% portion of the Shares is referred to as the restricted securities, and no Holder may transfer any restricted securities (other than to a permitted transferee) until the earlier of March 31, 2006 and the Liquidity Date, unless the transfer is made pursuant to a Qualifying Sale or the transfer is made in compliance with the rights of first refusal and co-sale.

            Drag Along Rights

            Subject to the terms and conditions set forth in the Stockholders Agreement, if at any time prior to the Liquidity Date a proposal for a sale or other acquisition of all or at least 90% of the Shares then owned by all Holders to any third party in connection with a Qualifying Sale has been approved by:

  our Board of Directors,

  the holders of a sufficient amount of our outstanding share capital required to approve a sale of all or substantially all of our assets under our charter documents and Delaware law, and the holders of a sufficient amount of Series 4-A Preferred Stock required to approve a sale of all or substantially all of our assets under our charter documents,

then the Holders who approved the sale may require all other Holders to sell their shares in the proposed transaction.

            Board of Directors

            The Stockholders Agreement provides that the size of our Board of Directors shall be fixed at seven members unless a change is approved in accordance with our Bylaws and that agreement. Further, a quorum necessary for the transaction of business by the Board must be at least three members, two of whom must be nominated by the Investors that have exercised their right to nominate a director as described below. Our bylaws have been amended to reflect these requirements. A copy of our amended and restated bylaws, dated as of October 25, 2002, are attached as Exhibit 3.2 to this Form 8-K.

NEXT PAGE

            In addition, the Stockholders Agreement provides that we will nominate for election to our Board a nominee of CDPQ (so long as it remains a Holder), BAPEF Investments XII Ltd. (so long as it remains a Holder) and Mercantile Capital Partners I, L.P. (so long as it remains a Holder). We have also agreed to nominate for election to our Board Phillip Kelly, as Chairman, Dennis Smith, as Vice Chairman (provided Messrs. Kelly and Smith remain our employees), and two independent directors. Each of the Holders is obligated to use its reasonable efforts to cause the foregoing nominees to be elected or appointed in any and all elections or appointments of directors, including, without limitation, voting all of its Shares in favor of their election. However, no Holder who is one of our directors is required to cause the election of the foregoing nominees through action as a director if the Board determines in good faith, based as to legal matters on the advice of independent counsel, that the election or appointment of a nominee would be inconsistent with the fiduciary duty owed by the Board to all of our stockholders.

            A director nominated by CDPQ is also entitled to be a member of each committee of our Board, so long as such membership would not contravene applicable securities laws. In addition, a director nominated by each of CDPQ, BAPEF and MCP is entitled to be a member of the compensation committee of our Board, so long as such membership would not contravene applicable securities laws.

            Restrictions on Certain Corporate Actions

            So long as any shares of Series 4-A Preferred Stock are outstanding and prior to the Liquidity Date, we will not without first obtaining the approval of CDPQ, so long as it remains a Holder, and at least a majority in interest of all the other Holders:

(a)	increase the size of our Board of Directors to a number of members in excess of seven,
(b)	sell or dispose of all or substantially all of our assets or any of our assets with a book value in excess of US$250,000 in respect of any one transaction or in excess of an aggregate of US$500,000 in any one financial year, provided, however, that this approval shall not be required in the event such sale or disposal is in connection with a Qualifying Sale or a sale in the ordinary course of business,

(c)	increase, reduce, split, consolidate (reverse split) or cancel our authorized or issued share capital, issue or grant any option over any shares or securities convertible into or exchangeable for shares of common stock (except than by redemption or to cover conversions or pursuant to our 2001 Stock Option/Stock Issuance Plan and Employee Stock Purchase Plan), or issue or grant any other option over our unissued share capital, or list our common stock on any stock exchange, provided, however, that this approval shall not be required in the event any such action occurs in connection with a Qualifying Offering and provided, further, that all Holders by executing the Stockholders Agreement have consented to the reverse stock split of our issued and outstanding common stock as described above,

NEXT PAGE

(d)	terminate or approve the hiring or termination of our chief executive officer, chief financial officer, chief operating officer or president, provided, however, that this approval shall not be required in the event any such termination is in connection with a Qualifying Sale,

(e)	increase the aggregate number of common stock that may be issued under our 2001 Stock Option/Stock Issuance Plan to an amount greater than 18.5% of our total issued and outstanding share capital (calculated on the basis of the number of shares of common stock on a fully diluted basis), as of the time that is immediately after the first sale of the Series 4-A Preferred Stock or if a second sale of Series 4-A Preferred Stock occurs, then immediately after that second sale,

(f)	cease any material business in which we or our subsidiaries are currently involved, materially change any of such businesses or materially engage in any business other than those businesses (we will be deemed, without limitation, to have "materially engaged" in a business if we invest more than US$250,000 in the aggregate in such business), or

(g)	amend the terms of the Certificate of Designations for the Series 4-A Preferred Stock.

            Restrictions on Certain Board Actions

            So long as any shares of Series 4-A Preferred Stock are outstanding and prior to the Liquidity Date, we will not, without first obtaining the approval of at least a majority vote of our Board of Directors which must include the affirmative vote of the person nominated by CDPQ, so long as CDPQ remains a Holder:

(a)	borrow or raise any sum of money from any source in excess of US$5,000,000 or issue our securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings or similar transactions not intended primarily for equity-financing purposes, provided, however, that approval of the person nominated by CDPQ shall not be required in the event such actions are in connection with a Qualifying Offering,

(b)	acquire or dispose of any interest in any other company, corporation, partnership, or business or incorporate or establish any other company, corporation, partnership or business, provided, however, that approval of CDPQ's nominee shall not be required in the event such acquisition or disposal is in connection with a Qualifying Sale,

(c)	make any loan or advance or give any credit (other than trade credit) other than in the ordinary course of business,

NEXT PAGE

(d)	give any guarantee or indemnity to secure the liabilities or obligations of any person, firm or corporation exceeding in the aggregate the sum of US$5,000,000 at any one time,
(e)	do, permit or suffer to be done any act or thing whereby we or any of our subsidiaries may be wound up, dissolved or liquidated (whether voluntarily or compulsorily),
(f)	enter into any contracts above the sum of US$1,000,000 which are of a nature outside the ordinary course of business in respect of any one transaction, provided, however, that approval of the person nominated by CDPQ shall not be required in the event such contract is entered into in connection with a Qualifying Offering or Qualifying Sale,

(g)	adopt or revise any proposed budget or our revolving three-year business plan,
(h)	acquire any investment or incur any capital commitment not stated in the budget in excess of US$250,000 at any time in respect of any one transaction or in excess of US$500,000 in the aggregate in any one fiscal year,

(i)	approve transactions involving the interest of any of our directors or stockholders or any of our subsidiaries, including but not limited to the making of any loans or advances, whether directly or indirectly, to Phillip Kelly, Dennis Smith or John Cantillon or the provision of any guarantee, indemnity or security for or in connection with any indebtedness or liabilities of the such people,

(j)	undertake any merger, reconstruction or liquidation exercise concerning us or any of our subsidiaries, provided, however, that approval of the person nominated by CDPQ shall not be required in the event such merger, reconstruction or liquidation exercise is in connection with a Qualifying Sale,

(k)	grant any options or issue stock under our 2001 Stock Option/Stock Issuance Plan at an exercise or purchase price less than the price at which the Series 4-A Preferred Stock may be converted into shares of common stock, as adjusted from time to time,

(l)	increase the number of shares of common stock that may be purchased by Phillip Kelly, Dennis Smith and John Cantillon under our 2001 Stock Option/Stock Issuance Plan to an amount greater than 12% of our total issued and outstanding share capital (calculated on the basis of the number of shares of common stock on a fully diluted basis), as of the time that is immediately after the first sale of the Series 4-A Preferred Stock or if a second sale of Series 4-A Preferred Stock occurs, then immediately after that second sale,

NEXT PAGE

(m)	create any mortgage, charge, lien, pledge, encumbrance or security or other interest on any of our assets or any of our subsidiaries in excess of US$5,000,000,
(n)	take any action which, to our knowledge, is likely to result in the Multimedia Super Corridor status of our Malaysian subsidiary, Vsource (Malaysia) Sdn Bhd, being lost or impaired, or
(o)	issue or sell stock, warrants or other securities or rights to persons or entities with which we have business or strategic relationships, provided such issuances are for other than primarily equity financing purposes.

            Escrow Arrangements for Certain Shares

            If any of Phillip Kelly, Dennis Smith or John Cantillon voluntarily terminates his employment with us prior to the Liquidity Date, that person must place all of his Shares in an escrow account. Those Shares will remain in escrow until they are either purchased by us or a Holder or they are released from escrow in accordance with the terms set forth in the Stockholders Agreement. During the period Shares are held in escrow, the owner of those Shares (whether Kelly, Smith or Cantillon, as the case may be) shall be entitled to exercise all rights with respect to those Shares, including without limitation the right to vote those Shares, except as such rights may be restricted under the Stockholders Agreement.

            Put Option

            If at any time during the term of the Stockholders Agreement there is a material breach of certain sections of the Stockholders Agreement by us, including the sections regarding prohibited transfers, agreements to vote shares, board size, election of directors, restrictions on certain corporate activities, restrictions on certain board actions, put options, access to information and other covenants made by us (which are described below), then in lieu of any damages and such other remedies as may be available at law, equity or under our charter documents, the CDP Investor and each Investor who is a party to the Series 4-A Purchase Agreement shall have the right to require us to purchase all but not less than all of their Series 4-A Preferred Stock at a price per share equal to US$2,000 plus an amount which would yield an internal rate of return to each such Investor of 10% to the date of such purchase. This put option will not be available if we remedy the breach to the satisfaction of the Investors within the notice period specified in the Stockholders Agreement.

            Post-Closing Percentages

            We shall, on each anniversary of the first sale of Series 4-A Preferred Stock, until the earlier of:

  a second sale of Series 4-A Preferred Stock,

  the Liquidity Date, and

  March 31, 2006,

NEXT PAGE

certify in writing to the CDP Investor its aggregate percentage holding of our issued and outstanding common stock on a fully diluted basis immediately after such first sale. If the percentage holding in any such certification is less than 14.848% in the aggregate (exclusive of shares of common stock issuable upon exercise or conversion of certain of our convertible securities identified in the Series 4-A Purchase Agreement and under certain conditions) then we shall promptly and in any case within 60 days of the date of the relevant certification pay the CDP Investor in cash an aggregate amount equal to US$0.10 per share of our common stock that would have been required to be held by the CDP Investor immediately after such first sale in order for the CDP Investor's total shareholdings to equal that percentage, plus a sum equal to an internal rate of return of 30% to the date of that payment.

            A similar annual certification procedure shall be followed if a second sale of Series 4-A Preferred Stock occurs. This certification will be in lieu of the certification described in the prior paragraph and shall continue until the earlier of the Liquidity Date and March 31, 2006. If the CDP Investor's aggregate percentage holding of our issued and outstanding common stock on a fully diluted basis immediately after such second sale is less than 18.664% (exclusive of shares of common stock issuable upon exercise or conversion of certain of our convertible securities identified in the Series 4-A Purchase Agreement and under certain conditions) then we shall promptly and in any case within 60 days of the date of the relevant certification pay the CDP Investor in cash an aggregate amount equal to US$0.10 per share of our common stock that would have been required to be held by the CDP Investor immediately after such second sale in order for the CDP Investor's total shareholdings to equal that percentage, plus a sum equal to an internal rate of return of 10% to the date of that payment. With respect to any shortfall in post-closing percentages, we shall not be required to make payments more than once for any such shortfall and previous payments shall be taken into account when making the foregoing calculations.

            Any changes in our capitalization resulting from the sale of Additional Shares under the Series 4-A Purchase Agreement, or from the issuance or sale of shares of an existing or newly created class of our securities to investors originating after the first sale or second sale, as the case may be, shall be excluded from the calculation of our issued and outstanding common stock on a fully diluted basis for purposes of the foregoing payments.

            Other Covenants by Us

            We have agreed to certain covenants in the Stockholders Agreement, including:

  Permitting each Holder, at such Holder's expense, to visit and inspect our properties, to examine our books of account and records and to discuss our affairs, finances and accounts with our officers (not including, however, any information that we reasonably consider to be a trade secret or similar confidential information);

NEXT PAGE

  Granting CDPQ, for so long as it remains a Holder, the right to designate one person to be an observer at each operations meeting held by our chief executive officer, president, chief financial officer, chief operations officer and the heads of each of our business units, and providing such observer with all notices of meetings and other materials (including minutes, resolutions and all other material or information) provided to our directors or officers, as the case may be, subject to any restrictions under applicable law and to the execution of a confidentiality agreement acceptable to us;

  Providing to each Investor which is identified to us as a small business investment company, licensed and regulated by the U.S. Small Business Administration, the financial information which is required to be provided to our Board of Directors under the Stockholders Agreement, and granting to such Investor the same inspection rights granted to all Holders under the Stockholders Agreement, in each case for so long as such Investor owns any of our securities, without regard to the amount of securities owned; and

  using our commercially reasonable efforts to maintain the registration of our common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended.

            Termination

            The provisions of the Stockholders Agreement will terminate upon the earlier to occur of:

(a)	the occurrence of the Liquidity Date,
(b)	the closing date of a Qualifying Offering,
(c)	the sale of all or substantially all of our assets or the consolidation or merger of us with or into any other business entity pursuant to which our stockholders prior to such consolidation or merger hold less than 50% of the voting equity of the surviving or resulting entity,

(d)	the liquidation, dissolution or winding up of our business operations,
(e)	the institution by us of proceedings to be adjudicated bankrupt or insolvent, or the consent by us to the institution of bankruptcy or insolvency proceedings against us under the Bankruptcy Code (Title 11 of the United States Code), or any other applicable federal or state law, or the consent by us to, or acquiescence in, the filing of any such petition or the appointment of a receiver, liquidator, assignee, trustee, or other similar official, of our company, or of any substantial part of our property, or the making by us of an assignment for the benefit of creditors,

NEXT PAGE

(f)	the expiration of 60 days after the commencement of proceedings against our company seeking any bankruptcy, insolvency, liquidation, dissolution or similar relief under any present or future statute, law or regulation, wherein such action shall not have been dismissed or all orders or proceedings thereunder affecting the operations or the business of our company stayed, or the stay of any such order or proceedings shall thereafter be set aside,

(g)	the expiration of 60 days after the appointment without the consent or acquiescence of us of any trustee, receiver or liquidator of our company or of all or any substantial part of our properties, where such appointment shall not have been vacated, or

(h)	with respect to any Holder, when the shares held by such Holder (including its permitted transferees and affiliates that are parties to the Stockholders Agreement) in aggregate constitute less than five percent (5%) of our total issued and outstanding share capital, on a fully diluted basis, provided that certain provisions of the agreement shall continue in full force and effect with respect to such Holder.

            A copy of the Stockholders Agreement is attached as Exhibit 4.2 to this Form 8-K and is incorporated herein by reference.

            Registration Rights Agreement

            Purpose of the Agreement

            The purpose of the Registration Rights Agreement is to allow certain stockholders to compel us to register their shares for public resale in the U.S., subject to the limitations and conditions set forth in that agreement. The agreement further provides that the parties can demand registration in accordance with the agreement in any other jurisdiction in which our common stock is already publicly traded and listed on a stock exchange or automated quotation system. Accordingly, references to "registration" and "registration statements" in this summary and in the Registration Rights Agreement encompass both registration under the U.S. Federal securities laws and any other process or documentation in any such non-U.S. jurisdiction as is necessary or appropriate to permit the public sale of shares of common stock issuable upon conversion of Series 4-A Preferred Stock or exercise of the warrants issued in connection with the Series 4-A Preferred Stock in that jurisdiction. Presently, our common stock is only publicly tradable in the United States.

            The Registration Rights Agreement is among us and the holders of Series 4-A Preferred Stock as of the first sale of those shares in accordance with the Series 4-A Purchase Agreement and the Exchange Agreement. Any additional purchasers under the Series 4-A Purchase Agreement and preferred security holders who join the Registration Rights Agreement pursuant to the Offer will also become a party to that agreement.

NEXT PAGE

            Shares Covered by Agreement

            The Registration Rights Agreement relates to:

  all common stock issued or issuable upon conversion of Series 4-A Preferred Stock held by parties to the Registration Rights Agreement,

  common stock issued or issuable to holders of the warrants which are issued in connection with the Series 4-A Preferred Stock and held by parties to the Registration Rights Agreement, and common stock issued as a dividend or other distribution in respect of, or in exchange or replacement for, the shares referenced in the first bullet point above.

            These shares are known as registrable securities, and the Registration Rights Agreement provides several customary exceptions to this definition.

            Registration Rights

            Under the Registration Rights Agreement, registration can be requested by the holders of a fixed percentage of the then outstanding registrable securities for a registration which meets specific size requirements, in which case we are obligated to notify all other parties to the agreement of the request and use our best efforts to effect a registration of all registrable securities that the parties have requested to be included. This is referred to as a "demand registration". If the parties which initiated the request so desire, the offering will be underwritten. The registration may also be made by means of a short-form registration on Form S-3 if we are eligible to use that form at the time.

            The Registration Rights Agreement provides a number of exceptions to this right to a demand registration. For example, we are not required to effect more than three such demand registrations (other than registrations on Form S-3). We can also delay for limited periods any demand registration if we have effected a registration pursuant to that agreement within the preceding six months, we are planning on conducting a company-initiated registration or our Board of Directors determines that the registration would be seriously detrimental to us and our stockholders.

            Further, if we propose to register any of our stock (excluding certain stock such as stock issued in connection with an option plan or corporate reorganization), we will give each party to the Registration Rights Agreement notice of that registration and will use our best efforts to register the registrable securities requested to be included by the parties. We may terminate or withdraw any such company-initiated registration at any time prior to its effectiveness, but the expenses of a withdrawn company-initiated registration will be borne by us. This offering may also be underwritten.

NEXT PAGE

            Expenses of Registration

            All expenses (other than underwriting discounts and commissions) incurred in connection with registrations, filings or qualifications under the Registration Rights Agreement will be borne by us. We will not, however, be required to pay for any expenses of any demand registration which was withdrawn at the request of the holders in accordance with the terms of the Registration Rights Agreement (in which case all holders participating in the registration must bear such expenses pro rata based upon the number of registrable securities that were to be registered in the withdrawn registration, unless all Holders agree to forfeit their right to one registration). In addition, we are required to only pay for two short-form registrations on Form S-3.

            Termination

            No party will be entitled to registration rights after:

  two years following the expiration of any lock-up or other period (such period not to exceed 180 days) requested by us and the managing underwriter of our Qualifying Offering which restricts the ability of the holders of registrable securities to transfer their securities immediately following the Qualifying Offering, or such earlier time at which all registrable securities held by the party can be sold in any 90 day period in compliance with Rule 144 of the Securities Act.

            A copy of the Registration Rights Agreement is attached as Exhibit 4.3 to this Form 8-K and is incorporated herein by reference.

Board Approval

            Our Board of Directors has unanimously approved our entering into the transactions contemplated under the Private Placement, Exchange and Offer, the issuance of Series 4-A Preferred Stock and related warrants, and the reservation of common stock issuable upon conversion or exercise of such preferred stock and warrants. First Analysis Securities Corporation has provided our Board of Directors with a fairness opinion regarding those transactions.

Placement Agent

            We did not employ, or pay any compensation to, a placement agent or other broker or finder in connection with the foregoing transactions.

Adjustment of Series 1-A Preferred Stock and Series 2-A Preferred Stock Conversion Price

            On October 25, 2002, we mailed notices to holders of our Series 1-A Preferred Stock and Series 2-A Preferred Stock notifying them of an adjustment to their preferred stocks' respective conversion prices as a result of the issuances of shares in connection with the Private Placement and Exchange. Copies of the notices to the holders of the Series 1-A Preferred Stock and the holders of Series 2-A Preferred Stock are attached as Exhibits 20.1 and 20.2, respectively, to this Form 8-K and are incorporated herein by reference.

NEXT PAGE

Reverse Stock Split

            In connection with the Private Placement and pursuant to the stockholder approval which was given at our last annual meeting of stockholders on August 16, 2002, our Board of Directors approved on October 21, 2002 a twenty to one reverse stock split of all of our issued and outstanding common stock, par value US$0.01 per share. The reverse stock split will not cause a reduction in the authorized number of shares of common stock. Holders of fractional shares resulting from the reverse stock split will receive cash in an amount equal to the fraction multiplied by the closing price of our common stock on the effective date of the reverse stock split. The reverse stock split will be effective on November 20, 2002.

Press Release

            We issued a press release dated October 25, 2002 announcing the completion of the Private Placement and Exchange and the implementation of the reverse stock split. The press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 7. Exhibits.

                        3.1 Certificate of Designations, Preferences and Rights of Series 4-A Convertible Preferred Stock of Vsource, Inc. filed with the Secretary of State of the State of Delaware on October 23, 2002.

                        3.2 Amended and Restated Bylaws of Vsource, Inc. dated October 25, 2002.

                        4.1 Series 4-A Convertible Preferred Stock Purchase Agreement dated as of October 23, 2002.

                        4.2 Stockholders Agreement dated as of October 25, 2002.

                        4.3 Registration Rights Agreement dated as of October 25, 2002.

                        4.4 Form of Warrant to purchase common stock of Vsource, Inc.

                        4.5 Convertible Securities Exchange Agreement dated as of October 23, 2002.

                        20.1 Notice to holders of Series 1-A Preferred Stock.

                        20.2 Notice to holders of Series 2-A Preferred Stock.

                        99.1 Press Release of Vsource, Inc. dated October 25, 2002.

NEXT PAGE

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

VSOURCE, INC.
Date: October 28, 2002	By: /s/ Dennis M. Smith Dennis M. Smith Chief Financial Officer (Duly Authorized Officer)

NEXT PAGE

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Designations, Preferences and Rights of Series 4-A Convertible Preferred Stock
3.2	Amended and Restated Bylaws of Vsource, Inc. dated October 25, 2002
4.1	Series 4-A Convertible Preferred Stock Purchase Agreement
4.2	Stockholders Agreement
4.3	Registration Rights Agreement
4.4	Form of Warrant
4.5	Convertible Securities Exchange Agreement
20.1	Notice to holders of Series 1-A Preferred Stock
20.2	Notice to holders of Series 2-A Preferred Stock
99.1	Press Release